Exhibit 99.1

NEWS RELEASE

Green Plains Reports Third Quarter 2015 Financial Results

•	Net income of $6.2 million, or $0.16 per share

•	Company expects stronger fourth quarter operating income

OMAHA, NEB. (GLOBE NEWSWIRE) – Nov. 2, 2015 – Green Plains Inc. (NASDAQ: GPRE) announced today its financial results for the third quarter of 2015. Net income attributable to the company for the quarter was $6.2 million, or $0.16 per diluted share, compared to net income of $41.7 million, or $1.03 per diluted share, for the same period in 2014. Revenues were $742.8 million for the third quarter of 2015 compared to $833.9 million for the same period in 2014.

“We are pleased with our results considering the tight margin environment experienced during the third quarter,” said Todd Becker, president and chief executive officer. “Based on the recent improvement in the forward curve for ethanol margins and current market fundamentals, we believe our fourth quarter operating income will exceed the third quarter of 2015.”

With the formation of Green Plains Partners LP, Green Plains restructured its operating segments to create a separate reportable segment for the partnership. The partnership is included in the Green Plains’ consolidated financial statements, with public ownership reflected as a noncontrolling interest.

During the third quarter, Green Plains’ ethanol production totaled 215.6 million gallons, or approximately 83.8% of its daily average production capacity. As a result of additional intersegment transactions primarily relating to contractual arrangements with Green Plains Partners, the company has added financial disclosure concerning the consolidated ethanol crush margin, i.e. the gross margin earned before charges and fees paid to affiliates. The consolidated ethanol crush margin is operating income before depreciation and amortization from the ethanol production segment, including corn oil production, plus the partnership’s intercompany storage and transportation activities and other internal fees. The consolidated ethanol crush margin was $34.9 million, or $0.16 per gallon for the third quarter of 2015, compared to $82.8 million, or $0.34 per gallon for the same period in 2014.

“With our recent acquisition activity, we are putting our strong balance sheet to work for our shareholders,” Becker said. “The purchase of ethanol plants in Hopewell and Hereford, along with expansion projects completed to date, will increase our production capacity to over 1.2 billion gallons per year. We believe each of these transactions will be accretive to earnings in the near term.”

Revenues were $2.2 billion for the nine-month period ended September 30, 2015 compared to $2.4 billion for the same period of 2014. Net income attributable to Green Plains for the nine-month period ended September 30, 2015 was $10.7 million, or $0.27 per diluted share, compared to net income of $117.3 million, or $2.90 per diluted share, for the same period in 2014.

“Global demand for ethanol remains strong, with domestic blending occurring at a record pace and ethanol exports running approximately 6% ahead of last year,” continued Becker. “For the third quarter, ethanol export sales were 21% of our production. We continue to see strong interest from a variety of countries for the ethanol, distillers grains and corn oil we produce.”

Green Plains had $512.5 million in total cash and equivalents and $275.3 million available under committed loan agreements at subsidiaries (subject to borrowing base restrictions and other specified lending conditions) at September 30, 2015. EBITDA, which is defined as earnings before interest, income taxes, depreciation and amortization, for the third quarter 2015 was $36.3 million compared to $91.9 million for the same period in 2014.

2015 Third Quarter Business Highlights

•	In August, the board of directors of Green Plains Inc. declared a quarterly cash dividend of $0.12 per share on the company’s common stock. The cash dividend announced represents a 50% increase from the previous dividend and the second annual increase in the cash dividend paid to shareholders. Since the dividend was initiated in August 2013, the company has returned $22.0 million to shareholders.

•	In September 2015, the company repurchased 191,700 shares of common stock for approximately $4.0 million under its $100 million share repurchase authority.

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•	As part of its Phase I ethanol production capacity expansion program, the company has added 35 million gallons of production capacity at a cost of $19.6 million through Oct. 1, 2015. The company anticipates adding another 30 million gallons of production capacity during the first quarter of 2016 and 20 million gallons of production capacity in the second quarter of 2016. The total cost of the Phase I expansion is estimated to be approximately $50 million, or $0.59 per gallon.

•	On Oct. 26, 2015, Green Plains announced that it had acquired an ethanol production facility in Hopewell, VA. Operating at full capacity, the facility’s dry mill ethanol plant will increase the company’s annual production capacity by approximately 60 million gallons. Production is expected to resume by the end of 2015 with corn oil processing expected to be operational during the second quarter of 2016.

•	On Nov. 2, 2015, Green Plains announced that it had signed a definitive agreement regarding the purchase of an ethanol production facility located in Hereford, TX with approximately 100 million gallons of annual production capacity. Under the terms of the agreement, Green Plains will acquire Hereford Renewable Energy, LLC for approximately $93.8 million, subject to customary closing adjustments, which includes $78.5 million for the ethanol production facility with the balance for working capital. The transaction is expected to close this month subject to customary closing conditions and regulatory approvals.

Conference Call

On Nov. 3, 2015, Green Plains will host a joint conference call with Green Plains Partners LP, to discuss its third quarter 2015 financial results and other recent developments. Green Plains’ participants will include Todd Becker, President and Chief Executive Officer, Jerry Peters, Chief Financial Officer, and Jeff Briggs, Chief Operating Officer. The time of the call is 11:00 a.m. ET / 10:00 a.m. CT. To participate by telephone, the domestic dial-in number is 888-359-3624 and the international dial-in number is 719-325-2432. The conference call will be webcast and accessible at www.gpreinc.com. Listeners are advised to go to the website at least 10 minutes prior to the call to register, download and install any necessary audio software. A slide presentation will be available on Green Plains’ website at http://investor.gpreinc.com/events.cfm. The conference call will be archived and available for replay through Nov. 10, 2015.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations related to ethanol, distillers grains and corn oil production; grain handling and storage; a cattle feedlot; and commodity marketing and distribution services. The company processes ten million tons of corn annually, producing over 1.0 billion gallons of ethanol, approximately 2.9 million tons of livestock feed and 250 million pounds of industrial grade corn oil at full capacity. Green Plains, together with its subsidiaries, owns a 62.5% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP (NASDAQ:GPP).

About Green Plains Partners LP

Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “intends,” “plans,” “potential,” “predicts,” “should,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol and other industries in which Green Plains operates, commodity market risks including those that may result from current weather conditions, financial market risks, counterparty risks, risks associated with changes to federal policy or regulation, risks related to closing and achieving anticipated results from acquisitions, risks associated with the joint venture to commercialize algae production and the growth potential of the algal biomass industry, and other risks detailed in Green Plains’ reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014, and in Green Plains’ subsequent filings with the SEC, as well as the risks disclosed in Green Plains Partners LP’s SEC filings and the impact of the recent initial public offering of Green Plains Partners LP and its operations as a separate, publicly traded entity. In addition, Green Plains is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

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Consolidated Financial Results

The following are consolidated statements of operations for Green Plains (in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Revenues
Product revenues	$740,634	$831,779	$2,219,319	$2,399,384
Service revenues	2,163	2,146	6,356	6,288

Total revenues	742,797	833,925	2,225,675	2,405,672
Costs and expenses
Cost of goods sold, excluding depreciation and amortization	679,348	716,188	2,048,379	2,072,141
Operations and maintenance expenses	7,715	6,895	21,850	18,509
Selling, general and administrative expenses	19,280	20,217	58,473	56,898
Depreciation and amortization expenses	16,621	15,570	48,634	45,779

Operating income	19,833	75,055	48,339	212,345
Other income (expense)
Interest income	319	164	749	420
Interest expense	(10,196)	(10,288)	(29,918)	(29,751)
Other, net	(519)	1,068	(2,484)	2,802

Total other income (expense)	(10,396)	(9,056)	(31,653)	(26,529)

Income before income taxes	9,437	65,999	16,686	185,816
Income tax expense (benefit)	(604)	24,250	2,171	68,550

Net income	10,041	41,749	14,515	117,266
Net income attributable to noncontrolling interest	3,862	—	3,862	—

Net income attributable to Green Plains	$6,179	$41,749	$10,653	$117,266

Earnings per share:
Income attributable to Green Plains stockholders - basic	$0.16	$1.11	$0.28	$3.25

Income attributable to Green Plains stockholders - diluted	$0.16	$1.03	$0.27	$2.90

Weighted average shares outstanding:
Basic	38,066	37,588	37,966	36,101

Diluted	38,556	40,542	39,266	41,130

Consolidated revenues decreased by $91.1 million for the three months ended September 30, 2015 compared to the same period in 2014. Revenues from sales of ethanol and distillers grains decreased by $149.1 million and $11.0 million, respectively, while revenues from sales of cattle, natural gas and grains increased by $44.2 million, $14.1 million and $5.0 million, respectively. Ethanol and distillers grains revenues were affected by a decrease in average realized prices. Natural gas revenues were impacted by an increase in third party volumes sold. Grain revenues were impacted by an increase in volumes, partially offset by lower average realized prices. Operating income decreased by $55.2 million for the three months ended September 30, 2015 compared to the same period in 2014 as a result of the decreased revenues, as well as decreased margins for ethanol production. Interest expense decreased by $0.1 million for the three months ended September 30, 2015 compared to the same period in 2014 due to lower average borrowing costs, partially offset by higher average debt balances outstanding during the quarter. Income tax benefit was $0.6 million for the three months ended September 30, 2015 compared to income tax expense of $24.3 million for the same period in 2014.

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Basic earnings per share, or EPS, is calculated by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS is computed by dividing net income on an if-converted basis for the first quarter of 2014, with respect to the 3.25% Notes and the 5.75% Convertible Senior Notes due 2015, or the 5.75% Notes, by the weighted average number of common shares outstanding during the period, adjusted for the dilutive effect of any outstanding dilutive securities. All of the 5.75% Notes were retired during the first quarter of 2014. During the second quarter of 2014, the company received shareholder approval to allow for flexible settlement in cash, shares of common stock, or a combination of cash and shares of common stock for the conversion of the 3.25% Notes. The company intends to settle conversions in cash for the principal amount and cash or shares of the company’s common stock for any related conversion premium. Accordingly, beginning in the second quarter of 2014, diluted EPS is computed using the treasury stock method by dividing net income by the weighted average number of common shares outstanding during the period, adjusted for the dilutive effect of any outstanding dilutive securities. The calculations of basic and diluted EPS are as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Basic EPS:
Net income attributable to Green Plains	$6,179	$41,749	$10,653	$117,266
Weighted average shares outstanding - basic	38,066	37,588	37,966	36,101

EPS - basic	$0.16	$1.11	$0.28	$3.25

Diluted EPS:
Net income attributable to Green Plains	$6,179	$41,749	$10,653	$117,266
Interest and amortization on convertible debt, net of tax effect:
5.75% Notes	—	—	—	576
3.25% Notes	—	—	—	1,379

Net income attributable to Green Plains - diluted	$6,179	$41,749	$10,653	$119,221

Weighted average shares outstanding - basic	38,066	37,588	37,966	36,101
Effect of dilutive convertible debt:
5.75% Notes	—	—	—	1,345
3.25% Notes	355	2,752	1,154	3,452
Effect of dilutive stock-based compensation awards	135	202	146	232

Weighted average shares outstanding - diluted	38,556	40,542	39,266	41,130

EPS - diluted	$0.16	$1.03	$0.27	$2.90

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Operating Segment Information

On July 1, 2015, our newly formed partnership, Green Plains Partners LP, closed its initial public offering, or IPO. In conjunction with the IPO, we contributed our downstream ethanol transportation and storage assets to the partnership. As a result, the company implemented organizational changes during the third quarter of 2015 that resulted in revised reporting segments. Management now reviews financial and operating performance in the following four separate operating segments: (1) production of ethanol, distillers grains and corn oil, collectively referred to as ethanol production, (2) grain handling and storage and cattle feedlot operations, collectively referred to as agribusiness, (3) marketing and merchant trading for company-produced and third-party ethanol, distillers grains, corn oil and other commodities, collectively referred to as marketing and distribution, and (4) fuel storage and transportation services provided by Green Plains Partners, collectively referred to as partnership. The company believes that this revised operating structure will enhance focus on profitability, coordinated business execution, and resource allocation across products and services. Prior periods have been reclassified to conform to the revised segment presentation. The following is selected operating segment financial information (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
Ethanol production	$389,917	$603,531	$1,286,519	$1,700,841
Agribusiness	310,190	314,290	974,883	1,017,373
Marketing and distribution	670,327	814,055	1,980,360	2,496,478
Partnership	21,410	3,401	28,251	9,555
Intersegment eliminations	(649,047)	(901,352)	(2,044,338)	(2,818,575)

	$742,797	$833,925	$2,225,675	$2,405,672

Cost of goods sold, excluding depreciation and amortization:
Ethanol production	$365,348	$512,621	$1,184,595	$1,448,082
Agribusiness	307,995	311,691	962,979	1,009,246
Marketing and distribution	656,934	800,100	1,950,327	2,437,813
Partnership	—	—	—	—
Intersegment eliminations	(650,929)	(908,224)	(2,049,522)	(2,823,000)

	$679,348	$716,188	$2,048,379	$2,072,141

Operating income (loss):
Ethanol production	$5,528	$72,836	$43,139	$198,359
Agribusiness	365	1,136	5,833	3,341
Marketing and distribution	9,406	8,378	17,446	43,446
Partnership	11,030	(5,268)	416	(14,054)
Intersegment eliminations	1,882	6,842	5,264	4,270

Segment operating income	28,211	83,924	72,098	235,362
Corporate activities	(8,378)	(8,869)	(23,759)	(23,017)

	$19,833	$75,055	$48,339	$212,345

During the normal course of business, the company enters into transactions between segments. These intersegment activities are recorded by each segment at prices approximating market and treated as if they are third-party transactions. Consequently, these transactions impact segment performance. Intersegment revenues and corresponding costs are eliminated in consolidation and do not impact consolidated results.

Ethanol Production Segment

The table below presents key operating data within the ethanol production segment:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Ethanol sold	215,561	246,939	686,791	719,582
(thousands of gallons)

Distillers grains sold	577	682	1,837	1,972
(thousands of equivalent dried tons)

Corn oil sold	55,918	62,989	175,975	171,534
(thousands of pounds)

Corn consumed	75,538	87,732	241,747	255,930

(thousands of bushels)

Revenues in the ethanol production segment decreased by $213.6 million for the three months ended September 30, 2015 compared to the same period in 2014 primarily due to lower average ethanol and distillers grains prices realized, as well as lower volumes produced and sold. The ethanol production segment produced 215.6 million gallons of ethanol, which represents approximately 83.8% of daily average production capacity, during the three months ended September 30, 2015. The segment sold 55.9 million pounds of corn oil during the three months ended September 30, 2015 compared to 63.0 million pounds in the same period of 2014. The average price realized for corn oil was approximately 22% lower for the third quarter of 2015 compared to the same period in 2014.

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Cost of goods sold in the ethanol production segment decreased by $147.3 million for the three months ended September 30, 2015 compared to the same period in 2014. Corn costs decreased due to a 2% decrease in average cost per bushel and reduced corn consumption resulting from an improvement in ethanol yield, as well as lower production during the three months ended September 30, 2015 compared to the same period in 2014. As a result of the factors identified above, operating income for the ethanol production segment decreased by $67.3 million for the three months ended September 30, 2015 compared to the same period in 2014. Depreciation and amortization expense for the ethanol production segment was $13.8 million for the three months ended September 30, 2015 compared to $13.2 million during the same period in 2014.

Agribusiness Segment

Revenues in the agribusiness segment decreased by $4.1 million, and operating income decreased by $0.8 million, respectively, for the three months ended September 30, 2015 compared to the same period in 2014. The segment sold 63.2 million bushels of grain, including 62.4 million bushels to the ethanol production segment during the three months ended September 30, 2015 compared to sales of 75.5 million bushels of grain, including 73.8 million bushels to the ethanol production segment during the same period in 2014. Revenues were impacted by a decrease in average realized prices and volumes sold, partially offset by an increase in revenues of $44.2 million due to the cattle-feeding operation that was acquired during the second quarter of 2014. Operating income decreased as a result of decreased revenues.

Marketing and Distribution Segment

Revenues in the marketing and distribution segment decreased by $143.7 million for the three months ended September 30, 2015 compared to the same period in 2014. The decrease in revenues was primarily due to a decrease in ethanol revenues of $165.7 million resulting from lower average realized prices. The decrease in ethanol revenues was partially offset by an increase in grain and natural gas revenues of $12.7 million and $14.1 million, respectively. Grain revenues were impacted by increased volume activity, partially offset by lower average realized prices. Natural gas revenues were impacted by an increase in third party volumes sold. The marketing and distribution segment sold 294.3 million and 291.3 million gallons of ethanol during the three months ended September 30, 2015 and 2014, respectively.

Operating income for the marketing and distribution segment increased by $1.0 million for the three months ended September 30, 2015 compared to the same period in 2014, primarily due to a decrease in operating expenses.

Partnership Segment

As a result of the IPO, the partnership segment received downstream ethanol transportation and storage assets. Expenses related to these contributed assets, such as depreciation, amortization and railcar lease expenses, are reflected in the partnership segment. No revenues related to the operation of the storage and railcar contributed assets are reflected in this segment for periods prior July 1, 2015, the date the related commercial agreements with Green Plains Trade became effective, which impacts the comparability between periods. Revenues generated by the partnership segment from the new storage and railcar commercial agreements were approximately $17.8 million for the three months ended September 30, 2015.

Operating income for the partnership segment increased by approximately $16.3 million due to the increase in revenues above, partially offset by an increase in operations and maintenance expenses of $0.8 million for the three months ended September 30, 2015 compared to the same period for 2014. The increase was primarily due to increased wages and fuel costs associated with the segment and trucking company, resulting from an increase in the number of trucks in service and number of locations in which the trucking company does business. This was partially offset by a decrease in throughput unloading fees. General and administrative expenses increased $0.7 million for the three months ended September 30, 2015 compared to the same period for 2014, primarily due to transaction costs related to the formation of the partnership, unit-based compensation and board fees.

Intersegment Eliminations

Intersegment eliminations of revenues decreased by $252.3 million for the three months ended September 30, 2015 compared to the same period in 2014 due to the following factors: decreased sales of ethanol from the ethanol production segment to the marketing and distribution segment of $195.6 million, decreased sales of distillers grains from the ethanol production segment to the marketing and distribution segment of $19.0 million and decreased corn sales from the agribusiness segment to the ethanol production segment of $40.4 million, partially offset by increased sales of transportation and storage fees from the partnership segment to the marketing and distribution segment of $17.8 million.

Intersegment eliminations of operating income increased by $5.0 million for the three months ended September 30, 2015 compared to the same period in 2014 due primarily to decreased average margins realized during the third quarter of 2015 compared to 2014. Ethanol is sold from the ethanol production segment to the marketing and distribution segment as it is produced and transferred into storage tanks located at each respective plant. The finished product is then sold by the marketing and distribution segment to external customers. Profit is recognized by the ethanol production segment upon sale to the marketing and distribution segment, but is eliminated from consolidated results until title to the product has been transferred to a third party.

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Non-GAAP Reconciliation

EBITDA

Management uses EBITDA to measure the company’s financial performance and to internally manage its businesses. Management believes that EBITDA provides useful information to investors as a measure of comparison with peer and other companies. EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, the company’s computation of EBITDA may not be comparable with a similarly-titled measure of another company. The following sets forth the reconciliation of net income to EBITDA (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income	$10,041	$41,749	$14,515	$117,266
Interest expense	10,196	10,288	29,918	29,751
Income taxes	(604)	24,250	2,171	68,550
Depreciation and amortization	16,621	15,570	48,634	45,779

EBITDA	$36,254	$91,857	$95,238	$261,346

Summary Balance Sheets

The following is condensed consolidated balance sheet information (in thousands):

	September 30, 2015	December 31, 2014
ASSETS
Current assets	$967,765	$910,910
Property and equipment, net	820,600	825,210
Other assets	92,504	92,437

Total assets	$1,880,869	$1,828,557

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$390,114	$511,540
Long-term debt	443,396	399,440
Other liabilities	76,169	120,128

Total liabilities	909,679	1,031,108
Total Green Plains stockholders’ equity	809,882	797,449
Noncontrolling interest	161,308	—

Total liabilities and stockholders’ equity	$1,880,869	$1,828,557

As of September 30, 2015, Green Plains had $512.5 million in total cash and equivalents and $275.3 million available under committed loan agreements at subsidiaries (subject to borrowing base restrictions and other specified lending conditions). Total debt at September 30, 2015 was $647.6 million, including $199.7 million outstanding under working capital revolvers and other short-term borrowing arrangements in the marketing and distribution and agribusiness segments. As of September 30, 2015, Green Plains had total assets of approximately $1.9 billion, total stockholders’ equity of approximately $809.9 million and approximately 37.9 million common shares outstanding.

Contact: Jim Stark, Vice President - Investor and Media Relations, Green Plains Inc. (402) 884-8700

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